                                                            Exhibit 10.35






         _________________________________________________________________







              AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT


                                         OF


                                    CNBC.com LLC


                        A DELAWARE LIMITED LIABILITY COMPANY


                           Dated as of November 30, 1999







          _________________________________________________________________


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              AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the
"AGREEMENT") is made as of the 30th day of November, 1999, by and between CNBC.com Holding, Inc., a Delaware corporation (together with its successors and assigns, "NBC") which is a wholly-owned direct subsidiary of National Broadcasting Company, Inc. ("PARENT") and NBC Internet, Inc., a Delaware corporation formerly known as Xenon 2, Inc. (together with its successors and assigns, "NBC INTERNET").

                                 W I T N E S S E T H:

              WHEREAS, a Certificate of Formation for this limited liability company was filed on November 12, 1999 pursuant to the provisions of the Delaware Limited Liability Company Act;

              WHEREAS, a Limited Liability Company Agreement for this limited liability company was duly adopted by Parent pursuant to and in accordance with the Delaware Limited Liability Company Act on November 26, 1999 (the "ORIGINAL AGREEMENT");

              WHEREAS, on November 26, 1999, Parent acquired all of the outstanding interests in this limited liability company;

              WHEREAS, on November 30, 1999 Parent contributed a 10% membership interest in this limited liability company to NBC Multimedia, Inc. ("NBC MULTIMEDIA") and a 90% membership interest in this limited liability company to NBC;

              WHEREAS, NBC Multimedia contributed such membership interest to Neon Media Corporation, a Delaware corporation ("NMC"), and NMC subsequently merged with and into NBC Internet;

              WHEREAS, NBC and NBC Internet wish to ratify such assignments and transfers and to amend and restate in its entirety the Original Agreement in accordance with the further provisions of this Agreement;

              NOW, THEREFORE, NBC and NBC Internet hereby duly adopt this Agreement pursuant to and in accordance with the Delaware Limited Liability Company Act and in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, NBC and NBC Internet hereby agree as follows:

                                     ARTICLE  I

                                    DEFINITIONS

1.1    DEFINITIONS.    As used herein, the following terms shall have the
following meanings:

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                                                                            2

              "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

              "AFFILIATE" means with respect to a specified Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise. Notwithstanding the foregoing, (a) MSNBC Interactive News, LLC, MSNBC Cable LLC and their respective successors and assigns shall not be considered "Affiliates" of NBC or NBC's Affiliates for purposes of this Agreement, (b) NBC Internet, its direct and indirect Subsidiaries and their respective successors and assigns shall not be considered "Affiliates" of NBC or NBC's Affiliates for purposes of this Agreement and (c) NBC and its Affiliates (other than NBC Internet and its direct and indirect Subsidiaries) and their respective successors and assigns shall not be considered "Affiliates" of NBC Internet or NBC Internet's Affiliates for purposes of this Agreement.

              "AVAILABLE CASH FLOW" means, with respect to any Fiscal Year or other period, the sum of all cash receipts of the LLC from any and all sources, less all cash disbursements (including loan repayments, capital improvements and replacements) and a reasonable allowance for Reserves, contingencies and anticipated obligations as determined by the Managers.

              "BUSINESS DAY" means a day that is not a Saturday or Sunday or day on which commercial banks are authorized by law to close in New York City or San Francisco.

              "CAPITAL CONTRIBUTION" means the total amount of cash and the agreed fair market value (net of liabilities) contributed to the LLC by a Member.

              "CERTIFICATE OF FORMATION" means the certificate of formation filed with the Secretary of State for the purpose of forming the LLC.

              "CLASS" means the classes of Units into which the membership interests in the LLC may be classified or divided from time to time pursuant to the provisions of this Agreement.

              "CNBC.com BUSINESS" means the (i) design, creation, operation, maintenance and marketing of the CNBC.com Site to provide a comprehensive, real-time financial programming service delivered all or substantially all over the Internet that includes a combination of all or substantially all of the following: analytic tools, stock quotes, portfolios, business and stock news and analysis, personal financial information, chat rooms and message boards, (ii) the design,

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                                                                            3

creation, operation, maintenance and marketing of customized versions of the Site developed for third party distribution partners, (iii) marketing and sale of advertising or other promotional content for transmission on the CNBC.com Site, (iv) the provision of CNBC.com-branded financial programming and content to third parties for display on third party web sites; and (v) all business activities incidental to or deemed by the Board of Managers to be advisable in connection with the foregoing.

              "CNBC.com SITE" means the Internet site currently accessible from the World Wide Web at http://www.cnbc.com and any co-branded edition of such site developed for CNBC.com distribution partners.

              "CODE" means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of any succeeding law).

              "DISSOLUTION" means the date upon which the LLC is dissolved under Section 9.1.

              "FISCAL YEAR" means (i) each 12-month period (or such shorter period in the case of 1999) ending on December 31, or (ii) if after the date of this Agreement the taxable year is required by the Code to be a period other than the period described in clause (i), then each 12-month period which is the taxable year of the LLC determined in accordance with the requirements of the Code; (iii) the period from the day after the end of the most recently ended Fiscal Year until the date the term of the LLC ends, and
(iv) for purposes of making allocations of Net Profit and Net Loss, Fiscal Year means any portion of a taxable year of the LLC to the extent required to comply with Section 706 of the Code.

              "GE" means General Electric Company, a New York corporation, together with its successors.

              "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

              "INDEBTEDNESS" of any Person means all obligations of such Person for borrowed money, including guarantees, and all reimbursement obligations in respect of outstanding letters of credit (measured assuming such letters of credit are drawn in full).

              "INITIAL PUBLIC OFFERING" means the initial offer for sale of Securities pursuant to an effective registration statement filed under the Securities Act which results in an active trading market in such Securities (it being understood that such an active trading market shall be deemed to exist if, among other things, such Securities are listed on the NASDAQ National Market or another national securities exchange).

              "INTEREST" or "LLC INTEREST" means a limited liability company interest in the LLC as provided in this Agreement and under the Statute and includes any and all rights and benefits to which the holder of such Interest may be provided under this Agreement, together with all

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                                                                            4

obligations of such Person to comply with the terms and provisions of this Agreement. Interests shall be expressed as a number of Units.

              "LLC" means CNBC.com LLC, a Delaware limited liability company.

              "LIENS" shall mean any claim, lien (statutory or other), pledge, option, charge, easement, security interest, right-of-way, encroachment, encumbrance, mortgage or other rights of third parties.

              "MEMBER" means a Person (a) (i) who is an Initial Member, (ii) who is a transferee of an Interest in accordance with the provisions of
Article VII or (iii) to whom a new Interest is issued pursuant to Section 3.3 and (b) who has not resigned or withdrawn as a Member or been dissolved. Reference to a "Member" shall be to any one of the Members.

              "NBC HOLDER" means (i) NBC and its Permitted Transferees and
(ii) any Member not described in clause (i) who holds Units originally issued to a Person described in clause (i) hereof. Any Member described in clause
(ii) hereof who holds (x) Units originally issued to a Person described in clause (i) hereof and (y) Units originally issued to any Person not described in clause (i) hereof will be a "NBC Holder" only with respect to the Units described in clause (x).

              "NBC INTERNET HOLDER" means (i) NBC Internet and its Permitted Transferees and (ii) any Member not described in clause (i) who holds Units originally issued to a Person described in clause (i) hereof. Any Member described in clause (ii) hereof who holds (x) Units originally issued to a Person described in clause (i) hereof and (y) Units originally issued to any Person not described in clause (i) hereof will be a "NBC Internet Holder" only with respect to the Units described in clause (x).

              "NET PROFITS" and "NET LOSS" mean, for each Fiscal Year or other period, an amount equal to the LLC's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

              (i) Any income of the LLC that is exempt from Federal income tax and not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;

              (ii) Any expenditures of the LLC described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss; and

              (iii) pursuant to Article IV, any items of income, gain, loss or deduction which are specifically allocated pursuant to Sections 4.1(c), 4.2, 4.3 or 4.4 shall not be taken into account in computing Net Profits or Net Loss.

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                                                                            5


Notwithstanding anything to contrary contained in this definition, (a) income, gain or loss resulting from the disposition of, distribution to a Member of, or depreciation, amortization or other cost recovery deductions with respect to, any LLC asset shall be computed by reference to the book value of the asset disposed of (as determined in accordance with Regulations
Section 1.704-1(b)(2)(iv)), distributed or depreciated, amortized or otherwise recovered, notwithstanding that the adjusted tax basis of such asset differs from its book value, and (b) any adjustment to the book value of any asset of the LLC hereunder in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) shall be treated as an item of Net Profits or Net Loss in an amount equal to such adjustment.

              "PERCENTAGE INTERESTS" means, with respect to any Member, such Member's Interest expressed as a percentage of all Interests of all Members, determined by dividing the number of Units owned by such Member by the total number of Units then outstanding. The Percentage Interests of the Members at any time will be determined by reference to Schedule 1.1.

              "PERMITTED TRANSFER" means any Transfer by a Member of a portion of or all of its Interest, provided that such Transfer otherwise complies with the conditions and restrictions of this Agreement.

              "PERMITTED TRANSFEREE" means (a) with respect to either NBC or NBC Internet and their respective Permitted Transferees, (x) NBC, (y) any Subsidiary of NBC and (z) any wholly-owned Subsidiary of GE and (b) with respect to NBC Internet and its Permitted Transferees, (i) NBC Internet and
(ii) any Subsidiary of NBC Internet.

              "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

              "PROPERTY" means the assets of the LLC and its Subsidiaries, both tangible and intangible.

              "REGULATIONS" means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

              "RESERVES" means funds set aside from Capital Contributions or gross cash revenues as reserves. Such Reserves shall be maintained in amounts reasonably deemed sufficient by the Managers for working capital and the payment of taxes (other than income taxes), insurance, debt service, repairs, replacements, renewals, or other costs or expenses incident to the Business of the LLC, or in the alternative, the Dissolution of the LLC.

              "SECRETARY OF STATE" means the Secretary of State of the State of Delaware.

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                                                                            6

              "SECURITIES" means shares of common stock or other securities other than debt of a corporation into which the LLC is converted, merged, consolidated or exchanged at a future date.

              "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

              "STATUTE" means the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.), as amended from time to time (or any corresponding provision or provisions of any succeeding law).

              "SUBSIDIARY" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns or has the right to acquire, directly or indirectly, 50% or more of the stock, membership interests or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

              "UNIT" means a fractional, undivided share of the Interests of all Members. The number and type of Units outstanding and the holders thereof are set forth on Exhibit 1.1, as such Exhibit may be amended from time to time pursuant to Sections 3.3 and 7.1(a). If determined by the Board of Managers, the ownership of Units shall be evidenced by a certificate in a form approved by the Board of Managers.

                As used in this Agreement, each of the following capitalized terms shall have the meaning ascribed to them in the Section set forth opposite such term:

                     TERM                        SECTION
                     5% Interest                 3.8
                     Additional Members          3.6
                     Business of the LLC         2.5
                     Capital Account             3.4(c)
                     Indemnitee                  10.1
                     Majority Members            7.4
                     Managers                    6.1(a)
                     Officers                    6.2(a)
                     Other Members               7.3(a)
                     Section 3.8 Securities      3.8
                     Tax Matters Partner         8.4
                     Third-Party Sale            7.4
                     Transfer                    7.1(b)
                     Transferee                  7.1(b)
                     Transferring Member         7.3(a)


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                                                                            7


                                    ARTICLE  II

                                ORGANIZATIONAL MATTERS

       2.1 FORMATION OF LLC; NAME. Parent has formed the LLC pursuant to the provisions of the Statute by filing the Certificate of Formation with the Secretary of State and, subsequently (i) 10% of the Interests of the LLC were issued to NBC Multimedia, which Interests were thereafter acquired by NBC Internet and (ii) 90% of the Interests of the LLC were issued to NBC. The name of the LLC is "CNBC.com LLC", a Delaware limited liability company. The LLC may conduct business under such names(s) as may be selected by the Managers.

       2.2 PRINCIPAL OFFICE. The LLC shall maintain its principal place of business at 2200 Fletcher Avenue, New Jersey, or any other location as may be selected by the Managers.

       2.3 AGENT FOR SERVICE OF PROCESS. The LLC shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the LLC in the State of Delaware. The name and address of the LLC's agent for service of process is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware or such other agent as the Managers designate in accordance with the Statute.

       2.4 DURATION. The existence of the LLC shall be perpetual after the date of the filing of the Certificate of Formation with the Secretary of State, unless the LLC is terminated or dissolved sooner in accordance with the provisions of this Agreement.

       2.5 BUSINESS AND PURPOSE OF THE LLC. The purpose of the LLC is to operate and pursue, and the LLC shall operate and pursue, the CNBC.com Business, directly or indirectly through Subsidiaries, and to expand its activities as management and the Board of Managers deem necessary or appropriate to advance its business or value as an Internet Financial Service (as such term will be defined in the Brand Integration and License Agreement among NBC, CNBC, Inc. and the LLC), including without limitation by (i) adding additional product features; (ii) expanding into international markets; (iii) expanding into alternate platforms and delivery technologies (e.g., WebTV, consumer devices, etc.); and (iv) forming alliances with or pursuing acquisitions of content providers, distributions, technology providers, competitors and others, and related businesses (collectively, the "BUSINESS OF THE LLC").

       2.6 EFFECTIVE DATE OF AGREEMENT. This Agreement shall be effective as of the date first written above.

                                    ARTICLE  III

                     CAPITAL CONTRIBUTIONS AND ISSUANCES OF UNITS

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       3.1    INITIAL CONTRIBUTIONS.  On the date hereof, Parent has
contributed certain assets and obligations necessary to conduct the Business of the LLC to the LLC pursuant to the terms of the Assignment and Assumption Agreement, dated as of November 30, 1999, between the LLC and Parent. NBC represents and warrants that prior to the date hereof, Parent has conducted the Business of the LLC in the ordinary course in all material respects and in the same manner as the Business of the LLC would have been conducted if the LLC would have been formed and the contributions made as of May 9, 1999.

       3.2 ADDITIONAL CONTRIBUTIONS. Except as expressly set forth herein or as otherwise required by law, no Member shall be required to (a) make any additional Capital Contributions, (b) make any loan, (c) cause to be loaned any money or other assets to the LLC or (d) guarantee any obligations of the LLC.

       3.3 ISSUANCE OF ADDITIONAL UNITS. Subject to Section 3.6 and Section 3.8, the Board of Managers is hereby authorized to cause the LLC to issue to Members or other Persons (including, without limitation, in connection with the contribution of property to the LLC) on such terms as the Board of Managers shall determine, additional Units representing additional LLC Interests, which Units may be of a same or different Class than those Units which are outstanding prior to such issuance. Subject to the foregoing, the Board of Managers shall have sole and complete discretion to cause the LLC to issue one or more new Classes of Units, from time to time in one or more Classes or one or more series of such Classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, as shall be fixed by the Board of Managers in the exercise of its sole and complete discretion, including, without limitation, (i) the allocation of items of LLC income, gain, loss, deduction and credit to each such Class or series of Units;
(ii) the rights of each such Class or series of Units upon dissolution and liquidation of the LLC; (iii) the price at which and the terms and conditions, if any, upon which each such Class or series of Units of the LLC may be redeemed by the LLC; (iv) the rate at which and the terms and conditions upon which each such Class or series of Units may be converted into another Class or series of Units of the LLC; (v) the terms and conditions upon which each such Class or series of Units will be issued, subject to repurchase, and assigned or transferred; and (vi) the right of each such Class or series of Units to vote on LLC matters, including matters relating to the relative rights, preferences and privileges of each such Class or series. Upon or prior to the issuance of any Class or series of Units which shall not be identical to any Class or series of Units issued to the Members as of the date of this Agreement, the Board of Managers may amend any provision of this Agreement and any authorized person may execute, swear to, acknowledge, deliver, file, publish and/or record such amendments and other documents as the Board of Managers may in its sole discretion determine to be necessary or appropriate in connection therewith in order to reflect the authorization and issuance of each such Class or series of Units and the relative rights and preferences thereof. Any issuance of additional Units to a Person who is not a Member shall be conditioned on such Person executing and delivering to the LLC a written agreement in form and substance satisfactory to the Board of Managers whereby such Person agrees to be bound by the terms of

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                                                                            9

this Agreement.  Upon the issuance of any additional Units pursuant to this
Section 3.3, Schedule 1.1 will be amended to reflect such issuance.

       3.4    RIGHTS WITH RESPECT TO CAPITAL.  (a)   No Member shall have the
right to withdraw, or receive any return of, its Capital Contribution, and no Capital Contribution may be returned in the form of property other than cash except as specifically provided herein.

       (b) Except as expressly provided in this Agreement, no Capital Contribution of any Member shall bear any interest or otherwise entitle the contributing Member to any compensation for use of the contributed capital.

       (c) A separate capital account ("CAPITAL ACCOUNT") shall be maintained for each Member in accordance with Section 3.5.

       (d) In the event a Member transfers an Interest in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

       3.5 RULES OF ADJUSTMENT OF CAPITAL ACCOUNTS. (a) The Capital Account of each Member shall be increased by:

              (i)    such Member's cash contributions to the LLC;

              (ii) the agreed fair market value of property contributed by such Member (net of liabilities secured by such contributed property that the LLC is considered to assume or take subject to under Code Section
       752);

              (iii) Net Profits allocated to such Member pursuant to Article IV or other provisions of this Agreement; and

              (iv) other items of income and gain of the LLC not included in the definition of Net Profits allocated to such Member pursuant to
       Article IV or other provisions of this Agreement.

       (b)    The Capital Account of each Member shall be decreased by:

              (i)    the amount of cash distributed to such Member;

              (ii) the agreed fair market value of all actual and deemed distributions of property made to such Member pursuant to this Agreement (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to under Code Section 752);

              (iii) Net Loss allocated to such Member pursuant to Article IV or other provisions of this Agreement; and

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                                                                            10


              (iv) other items of loss and deduction of the LLC not included in the definition of Net Loss allocated to such Member pursuant to
       Article IV or other provisions of this Agreement.

       (c) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section
1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations Section. To the extent such provisions are inconsistent with such Regulations Section or are incomplete with respect thereto, Capital Accounts shall be maintained in accordance with such Regulations Section.

       3.6 ADMISSION OF ADDITIONAL MEMBERS. The Board of Managers may admit one or more Persons as additional Members ("ADDITIONAL MEMBERS"). Each Additional Member shall: (i) agree to be bound by the provisions of this Agreement; (ii) execute and deliver such documents as the Board of Managers deems appropriate in connection therewith; (iii) contribute to the LLC the agreed upon Capital Contribution in exchange for Units and (iv) not receive any rights preferential to existing Members, unless the existing Members are provided with pre-emptive rights to purchase such rights, in accordance with
Section 3.8 hereof.

       3.7 REVALUATION. At the election of a majority of the Board of Managers, the LLC shall revalue the LLC property upon the occurrence of any of the events identified in Regulations Section 1.704-1(b)(2)(iv)(f)(5), including a contribution of more than a de minimis amount of money or property to the LLC by a new or existing Member as consideration for an interest in the LLC or the liquidation of the LLC or a distribution or more than a de minimis amount of money or other property by the LLC to a retiring or continuing Member as consideration for an interest in the LLC, and the LLC shall take all steps necessary to accomplish such revaluation, including, but not limited to, the maintenance of appropriate books and records, the adjustment of Capital Accounts in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and the determination of allocations for income tax purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(f)(4).

       3.8 PRE-EMPTIVE RIGHTS. The LLC hereby grants to each Member, as long as such Member holds at least 5% of the Interests of the LLC ("5% INTEREST"), a pre-emptive right to purchase for cash consideration only, a pro rata portion of any New Securities (as defined in Section 3.8(a) below) that LLC, from time to time, may propose to sell and issue. Notwithstanding the foregoing, in calculating the 5% Interest, Section 3.8 Securities that are not New Securities will be excluded; PROVIDED, FURTHER, that in no event shall a Member holding less than 2% of all of the Interests of the LLC (including Section 3.8 Securities that are not New Securities) be entitled to pre-emptive rights pursuant to this Section 3.8. Each Member's pro rata share of the New Securities will be the ratio of (i) the number of Units of the LLC then held by such Member as of the date of the Rights Notice (as defined below) to (ii) the total number of Units of the LLC plus the total number of Units of the LLC issuable upon exercise of all then-outstanding options, warrants and rights issued by the LLC. This pre-emptive right will be subject to the following provisions:

       (a) "NEW SECURITIES" will mean any Units of any kind of the LLC, whether now or hereafter authorized; rights, options, or warrants to purchase said Units and securities carrying any such right, option or warrant; and securities of any type whatsoever that are, or may become, convertible into said Units (collectively, "SECTION 3.8 SECURITIES"), provided that "New Securities" will not include: (i) Section 3.8 Securities issued to officers, directors or employees of, or consultants, advisers and others who provide services to the LLC and its subsidiaries pursuant to any equity option or purchase plan or similar arrangement approved by the Board of Managers; (ii)
Section 3.8 Securities issued in connection with the formation of a strategic business relationship with a third party approved by the Board of Managers other than issuances to Parent or affiliates (as such term is defined in Rule 405 of the Securities Act) of Parent; (iii) Securities issued in connection with the acquisition of another business or entity other than issuances to Parent or affiliates (as such term is defined in Rule 405 of the Securities
Act) of Parent by the LLC by merger, consolidation, purchase of substantially all of the assets, or other reorganization as a result of which the LLC owns more than fifty percent (50%) of the voting power of such business or entity;
(iv) Section 3.8 Securities issued to banks, financial institutions or leasing companies associated with the provision of debt or lease financings approved by the Board of Managers; (v) Units issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event; or (vi) Units issued upon exercise or conversion of any Section 3.8 Securities whose issuance was either subject to this Section 3.8 or which were not New Securities by operation of the definition thereof.

       (b) If the LLC proposes to issue New Securities, it will give each Member that holds a 5% Interest written notice (the "RIGHTS NOTICE") of the LLC's intention to do so, describing the New Securities, the price, and the general terms upon which the LLC proposes to issue them. Each such Member will have 15 days from the date of delivery of the Rights Notice to agree to purchase its pro rata share of such New Securities for the price and upon the general terms specified in the Rights Notice by giving written notice to the LLC setting forth the quantity of New Securities to be purchased.

       (c) If any Member fails to exercise in full its rights of first refusal hereunder, the LLC will have 90 days after the date of delivery of the Rights Notice to sell the New Securities that were not purchased by the Investor, at a price and upon general terms no more favorable to the purchasers thereof than the price and general terms specified in the Rights Notice. If the LLC does not sell the New Securities within said 90 day period as provided in the preceding sentence, the Company will not LLC issue or sell any of such New Securities without complying with the provisions of
Section 3.8(b) above.

       (d)    TERMINATION.  The pre-emptive rights granted in this Section
3.8 shall not apply to, and shall terminate upon the earlier of (i) the closing of an Initial Public Offering or (ii) a sale of all or substantially all of the assets of the LLC or a merger or consolidation of the LLC with or into any other corporation or corporations in which the Members of the LLC immediately prior to such event retain less than a fifty percent (50%) interest in the surviving entity.

       (e) TRANSFER OF RIGHT. The pre-emptive rights of each Member under this Section 3.8 may not be transferred or assigned without the prior written consent of the LLC.

                                    ARTICLE  IV

                                    ALLOCATIONS

       4.1 ALLOCATION OF NET PROFITS AND LOSSES. Except as otherwise provided in this Article IV, Net Profits and Net Loss of the LLC in each Fiscal Year shall be allocated among the Members in accordance with the following:

       (a)    Net Profits shall be allocated among the Members as follows:

              (i) first, to each of the Members until the cumulative Net Profits allocated to such Member pursuant to this Section 4.1(a) is equal to the cumulative Net Loss allocated to the Member pursuant to this
       Article IV for any prior period (pro rata in proportion to their shares of Net Loss being offset);

              (ii) thereafter, to the Members in accordance with their respective Percentage Interests.

       (b) Except as otherwise provided in this Article IV, Net Loss shall be allocated among the Members as follows:

              (i)    first, to offset any Net Profits allocated pursuant to
       Section 4.1(a) hereof not otherwise reduced by a prior allocation of Net Loss (pro rata in proportion to their shares of Net Profits being offset); and

              (ii) thereafter to the Members in accordance with their respective Percentage Interests.

       (c) If a Member would at any time receive, but for this Section 4.1(c), an allocation of deduction, loss, or expenditure that would cause or increase an Adjusted Capital Account Deficit with respect to such Member's Capital Account, then the portion of such allocation that would cause or increase such Adjusted Capital Account Deficit shall be specially allocated to the other Members, if any, with positive Capital Account balances in proportion to such balances. If a Member would at any time receive, but for this Section 4.1(c), an allocation of loss that, as a result of Section 704(d) of the Code, would not be deductible in full by the Member in determining its federal income tax liability for the taxable year within which ends the LLC Fiscal Year with respect to which such allocation would be made, then the portion of such allocation that would be non-deductible as a result of Section 704(d) of the Code shall be specially allocated to the other Members, if any, for which Section 704(d) of the Code would not prevent deduction of such loss, in proportion to their relative Percentage Interests.

       4.2 QUALIFIED INCOME OFFSET. If in any Fiscal Year a Member receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6),
items of LLC income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any Adjusted Capital Account Deficit with respect to such Member's Capital Account as quickly as possible provided that an allocation pursuant to this Section 4.2 shall be made only if and to the extent that such Member would have a Capital Account deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section
4.2 were not in the Agreement. This Section 4.2 is intended to qualify and be construed as a "qualified income offset" within the meaning of Regulations
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

       4.3 NONRECOURSE DEBT. Notwithstanding the foregoing, if the LLC incurs nonrecourse debt, as defined in the Regulations, the allocations set forth herein shall be modified to the minimum extent necessary to comply with such Regulations.

       4.4 SPECIAL ALLOCATIONS. Any special allocations of items of Net Profits or Net Loss pursuant to Sections 4.1(c), 4.2, and 4.3 shall be taken into account in computing subsequent allocations of Net Profits or Net Loss pursuant to Section 4.1, so that the net amount of any items so allocated and the gain, loss and any other item allocated to each Member pursuant to
Section 4.1 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article if such special allocations had not occurred.

       4.5 FEES TO MEMBERS OR AFFILIATES. Notwithstanding the provisions of Section 4.1, in the event that any fees, interest, or other amounts paid to any Member or any Affiliate thereof pursuant to this Agreement or any other agreement between the LLC and any Member or Affiliate thereof providing for the payment of such amount, and deducted by the LLC in reliance on
Section 707(a) and/or 707(c) of the Code, are disallowed as deductions to the LLC on its federal income tax return and are treated as LLC distributions, then:

       (a) the Net Profits or Net Loss, as the case may be, for the Fiscal Year in which such fees, interest, or other amounts were paid shall be increased or decreased, as the case may be, by the amount of such fees, interest, or other amounts that are treated as LLC distributions; and

       (b) there shall be allocated to the Member to which (or to whose Affiliate) such fees, interest, or other amounts were paid, prior to the allocations pursuant to Section 4.1, an amount of gross income for the Fiscal Year equal to the amount of such fees, interest, or other amounts that are treated as LLC distributions.

       4.6    SECTION 704(c) ALLOCATION.  If any LLC property is subject to Code
Section 704(c) or is reflected in the Capital Accounts of the Members and on the books of the LLC at a value that differs from the adjusted tax basis of such property, then the tax items with respect to such property shall, in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(4)(i), be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of the applicable property and its value in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the

Company are taken into account in determining the Members' share of tax items under Code Section 704(c).

       4.7 SECTION 754 ELECTION. At the request of any Member (or Members) holding not less than five percent (5%) of the Interests, the LLC shall elect, pursuant to Section 754 of the Code, to adjust the basis of LLC property as permitted and provided in Sections 734 and 743 of the Code, in which case Capital Accounts shall be maintained and allocations shall be made in accordance with Regulations Section 1.704-1(b)(2)(iv)(m).


                                     ARTICLE  V

                         DISTRIBUTIONS OF AVAILABLE CASH FLOW

       5.1 AVAILABLE CASH FLOW. The timing and amount of all distributions of Available Cash Flow of the LLC shall be determined by the Managers. All distributions of Available Cash Flow shall be made to the Members pro rata in accordance with their respective Percentage Interests at the time of the distribution, subject to the provisions of Sections 9.2 and 9.3.

                                    ARTICLE  VI

                                     MANAGEMENT

       6.1 MANAGERS. (a) The LLC shall be managed by a Board of Managers consisting of three (3) Managers (individually a "MANAGER" or collectively, the "MANAGERS") or such other number (but in no event fewer than three) as may be established by NBC. The Managers shall be appointed by a vote or written consent of Members holding a majority of the membership interests. The initial Managers shall be Robert C. Wright, Mark Begor and Martin Yudkovitz. The Managers shall appoint by majority vote one of the Managers to preside at meetings of the Board of Managers.

       (b) The Board of Managers has, subject to the control of the Members, general supervision, direction and control of the business of the LLC. The Board of Managers shall have the general powers and duties typically vested in the board of directors of a corporation and all other powers and duties over the LLC and its business except as expressly provided elsewhere in this Agreement. The Managers shall comply with applicable law and their fiduciary obligations to the LLC and the Members. Pursuant to their discretion to do so under this Section 6.1, the Members hereby delegate to each of the Managers the nonexclusive power and authority to act as an agent of the LLC and, in such capacity, to bind the LLC in the ordinary course of the LLC's business and to execute any and all documents to be signed by the LLC.

       (c) Except as otherwise set forth in this Agreement, an action or decision of the Board of Managers shall require the consent or vote of a majority of the Managers. A majority of the total number of incumbent Managers shall be necessary to constitute a quorum for the transaction of business at any meeting of the Board of Managers, and except as otherwise provided in this Agreement or by the Statute, the action of a majority of the Managers present at any meeting at which there is a quorum, when duly assembled, is valid. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Managers, if any action taken is approved by a majority of the required quorum for such meeting. No Member, acting solely in its capacity as a Member, shall have the power and authority to act for and bind the LLC unless such matter has been approved by the Managers as set forth herein.

       (d) Meetings of the Board of Managers shall be held at the principal office of NBC or the LLC, unless some other place is designated in the notice of the meeting. Any Manager may participate in a meeting through use of a conference telephone, video conference or similar communication equipment so long as all Managers participating in such a meeting can hear one another. Accurate minutes of any meeting of the Board of Managers shall be maintained by the Officer designated by the Board of Managers for that purpose.

       (e) Special meetings of the Board of Managers for any purpose may be called at any time by the person selected to preside at meetings of the Board of Managers. Unless waived by the Board of Managers, at least three business days notice of the time and place of any meeting of the Board of Managers shall be delivered personally to each of the Managers or personally communicated to them by an officer of the LLC by telephone, and confirmed in writing by facsimile, or communicated by Federal Express or other comparable overnight courier service (receipt requested). Notice shall be transmitted to the last known facsimile number or address of the Manager as shown on the records of the LLC. Such notice as above provided shall be considered due, legal and personal notice to such Manager. With respect to a special meeting which has not been duly called or noticed pursuant to the foregoing provisions, all transactions carried out at the meeting are as valid as if had at a meeting regularly called and noticed if: (i) all Managers are present at the meeting, and sign a written consent to the holding of such meeting, (ii) if a majority of the Managers are present and if those not present sign a waiver of notice of such meeting or a consent to holding the meeting or an approval of the minutes thereof, whether prior to or after the holding of such meeting, which waiver, consent or approval shall be filed with the other records of the LLC or (iii) if a Manager attends a meeting without notice and does not protest prior to the meeting or at its commencement that notice was not given to him or her.

       (f) Any action required or permitted to be taken by the Managers may be taken without a meeting and will have the same force and effect as if taken by a vote of Managers at a meeting properly called and noticed, if authorized by a writing signed individually or collectively by all, but not less than all, the Managers. Such consent shall be filed with the records of the LLC.

       (g) Copies of any notices of meetings of the Board of Managers and copies of any resolutions passed at any such meetings pursuant to this
Section 6.1 shall be provided to the NBC Internet Holders as soon as reasonably practicable following the date of such notices or resolutions. Copies of the Manager's materials relating to any issuances of the type described in Section 3.8(a)(i) shall be provided to the NBC Internet Holders as soon as reasonably practicable following the date of such materials. Notice of any issuances of the type described in Sections 3.8(a)(ii) through 3.8(a)(vi) shall be provided to the NBC Internet Holders as soon as reasonably practicable following the date of such issuances.

       6.2 OFFICERS. (a) The officers of the LLC (the "OFFICERS") shall include a chief executive officer and such other officers as the Board of Managers in its discretion appoint or whom may be appointed by the other Officers if specifically authorized to do so by the Board of Managers, all of whom shall be considered "Officers" for all purposes of this Agreement.

       (b) The chief executive officer of the LLC shall, subject to the general direction and control of the Board of Managers, have overall responsibility for the management of the day-to-day operations of the LLC and will be empowered to and will engage in all appropriate and necessary activities to accomplish the purposes of the LLC as set forth herein.

       (c) Each of the Officers are hereby each designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the LLC (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the LLC to qualify to do business in a jurisdiction in which the LLC may wish to conduct business. Pursuant to their discretion to do so, the Members hereby delegate to each of the Officers the nonexclusive power and authority to act as an agent of the LLC and, in such capacity, to bind the LLC in the ordinary course of the LLC's business and to execute any and all documents to be signed by the LLC.

       6.3    BUDGET.  The budget for the LLC shall be determined by the
Board of Managers.   Not less than 90 days prior to the end of each fiscal
year, the Officers shall submit to the Board of Managers a proposed budget for the next fiscal year. NBC represents and warrants, and the Members acknowledge that all funds required to operate the LLC since September 30, 1999 and through the date hereof have been provided by a loan from Parent on terms no less favorable to the LLC than available on an arm's length basis from a third party. The Members acknowledge that they currently anticipate that additional financing required by the LLC may be funded by Indebtedness and that NBC may, in its sole and absolute discretion, a guarantee such Indebtedness in form and substance reasonably satisfactory to NBC or loan such funds to the LLC. The Members acknowledge and agree that, unless otherwise agreed to by NBC in its sole discretion, any such guarantees shall terminate (and NBC shall have no further obligations or liabilities thereunder) and any loans made by it shall become due upon the closing of an Initial Public Offering. The provisions of this Section 6.4 are solely for the benefit of the LLC and no creditor of the LLC shall have any rights arising out of NBC's obligations to the LLC hereunder. In addition, the LLC and each Member acknowledges and agrees that NBC and its Affiliates will not have any obligations or liabilities arising out of or relating to any Indebtedness of the LLC except as expressly provided herein.

       6.4 RELATIONSHIP WITH MEMBERS. (a) Except as provided in this Agreement or any other written agreement, the LLC shall pay no compensation to any Member for their services to the LLC except services provided by Members who are individuals in their capacities as bona fide employees of the LLC.

       (b) Except as provided in the Intercompany Services Agreement, which shall be on a reasonable cost plus basis, and issuances of New Securities pursuant to and in accordance with Section 3.8, the LLC will not enter into any transaction with NBC or any Affiliate of NBC (other than any Controlled Affiliate of the LLC) unless (i) such transaction is on terms no less favorable to the LLC than it would obtain in a comparable arm's length transaction with a third party that is not NBC or an Affiliate of NBC, (ii) such transaction is for aggregate consideration of less than $1,000,000 per year or (iii) such transaction is approved by NBC Internet, such approval to not be unreasonably withheld. In addition, the LLC will not enter into any transaction with NBC Internet or any Affiliate of NBC Internet unless (A) such transaction is on terms no less favorable to the LLC than it would obtain in a comparable arm's length transaction with a third party that is not NBC Internet or an Affiliate of NBC Internet, (B) such transaction is for aggregate consideration of less than $1,000,000 per year or (C) such transaction is approved by NBC, such approval to not be unreasonably withheld.

       6.5 EXPENSE REIMBURSEMENT. The LLC shall, subject to Section 6.4 hereof, reimburse the Members for all reasonable expenses paid by them on behalf of the LLC as approved from time to time by the Managers, including all costs and expenses of operating and conducting the Business of the LLC including, without limitation, payments to the LLC's attorneys, auditors, consultants and other outside advisors; expenses associated with the LLC's financial statements and reports and any required tax returns, statements and filings; premiums in connection with liability insurance for the LLC and any other Persons managing the LLC; and reasonable costs and expenses associated with the Dissolution of the LLC. The LLC shall promptly reimburse the Members, the Tax Matters Partner and any of their respective Affiliates to the extent that any such expenses have been paid by such entities. Anything in this Section 6.6 to the contrary notwithstanding, this Section 6.6 will not apply to expenses incurred by Members in their capacities as employees of the LLC, which expenses will be reimbursed to the extent provided by, and in accordance with, the LLC's policies with respect to employees.

       6.6 MEMBERS MEETINGS. Meetings of the Members may be called at any time by any Member or Members with an aggregate Percentage Interest of not less than fifty percent (50%). Each Member shall have a number of votes equal to the number of Units held by such Member, provided that if, pursuant to the Statute or the terms of this Agreement, a Member is not entitled to vote on a specific matter, then such Member's number of votes and Units shall not be considered for purposes of determining whether approval of the Members has been obtained, in respect of such specific matter. A vote of a majority of the outstanding Units is required to approve any matter unless another
vote is expressly provided for in this Agreement or by Statute.   Any action
which may be taken at any meeting of Members may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken shall be signed by Members holding in the aggregate the number of Units equal to or greater than the number required to approve such actions.

       6.7 CONDUCT OF BUSINESS. The LLC shall adopt and maintain at all times policies that correspond to GE's integrity policies as notified in writing to the LLC from time to time.

                                    ARTICLE  VII

                         TRANSFERS OF INTEREST AND CONVERSION

       7.1 GENERAL; RESTRICTIONS ON TRANSFERS. (a) All Transfers of Interests shall be effected by a Transfer of the Unit(s) evidencing such Interests. The transferring Member will provide written notice of such Transfer to the LLC and upon receipt of such notice Schedule 1.1 shall be amended to reflect any Transfer effected in accordance with this Agreement.

       (b) No Member shall sell, transfer, hypothecate, encumber or assign ("TRANSFER"), directly or indirectly, all or any of its Units to any Person (a "TRANSFEREE") other than to a Permitted Transferee or a Person approved by the Majority Members or pursuant to Section 7.3 or Section 7.4. In addition, no Member shall Transfer all or any of its Units: (i) without delivering to the LLC a written agreement in form and substance reasonably satisfactory to the Board of Managers executed by the Transferee (including any Permitted Transferee or third party that is not already bound by the terms of this Agreement) to be bound by the terms of this Agreement, (ii) except in compliance with all applicable federal and state securities laws, (iii) if such Transfer would terminate the LLC for federal income tax purposes and
(iv) to the extent prohibited under this Section 7.1.

       (c) Any Transfer or attempted Transfer by a Member in violation of this Section 7.1 shall be null and void from its inception and of no force or effect whatever. Each Member hereby further agrees to hold the LLC and each Member wholly and completely harmless from any cost, liability, or damage (including liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer in violation of this Agreement.

       7.2 DISTRIBUTION AMONG MEMBERS. Upon the occurrence of a Permitted Transfer of an Interest during any Fiscal Year, Profits, Losses, each item thereof, and all other items attributable to such Interest for such Fiscal Year shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Chief Financial Officer of the LLC. All distributions on or before the date of a Permitted Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the LLC shall recognize a Permitted Transfer upon the Chief Financial Officer's receipt of
(i) written notice stating the date such Interest was transferred and such other information as the Chief Financial Officer may reasonably require and
(ii) the written agreement to be executed by the Transferee agreeing to be bound by the terms of this Agreement pursuant to the requirements of Section
7.1 hereof. The Chief Financial Officer and the LLC shall incur no liability for making allocations and distributions in accordance with the provisions of this Section 7.2 whether or not the Chief Financial Officer or the LLC has knowledge of any Transfer of ownership of any Interest.

       7.3 TAG-ALONG RIGHTS. (a) If at any time prior to an Initial Public Offering, (i) one or more of the Members propose to Transfer to a Person (other than to one or more Permitted Transferees) a majority of the LLC Interests or (ii) Parent proposes to make a direct sale of a majority of the capital stock of NBC (the sellers in the case of (i) or (ii) above being hereinafter referred to as the "TRANSFERRING MEMBERS"), the Transferring Members shall have the obligation, and each NBC Internet Holder, if the Transferring Members are NBC Holders, or each NBC Holder if the Transferring Members are NBC Internet Holders (the "OTHER MEMBER"), who is not then in breach of this Agreement, shall have the right, to require the proposed transferee to purchase from each such Other Member the number of Units equal to the product (rounded to the nearest whole number) of (x) the Percentage Interest of such Other Member and (y) the number of Units or shares of capital stock proposed to be sold in the contemplated sale, and at the same price per Unit or per share and upon the same terms and conditions as to be paid and given to the Transferring Member, provided that in order to be entitled to exercise their right to sell Units to the proposed transferee pursuant to this Section 7.6, the Other Member must agree to make substantially the same representations, warranties, covenants and indemnities and other similar agreements as the Transferring Members agree to make in connection with the proposed transfer of Units of the Transferring Member (other than with respect to representations, warranties, covenants and indemnities relating to the conduct of the CNBC.com Business). Each Transferring Member shall give notice to the Other Member of each proposed Transfer giving rise to the rights of the Other Member set forth in the first sentence of this Section 7.3 at least 20 days prior to the proposed consummation of such Transfer, setting forth the name of the Transferring Member, the number of Units proposed to be so transferred, the name and address of the proposed transferee, the proposed amount of consideration therefor and terms and conditions agreed to by the proposed transferee, the number of Units the Other Member may sell to such proposed transferee (in accordance with the first sentence of this Section 7.3), and a representation that the proposed transferee has been informed of the "tag-along" rights provided for in this Section 7.3 and has agreed to purchase Units in accordance with the terms hereof.

       (b) The tag-along rights provided by this Section 7.3 must be exercised by the Other Member within 15 days following receipt of the notice required by the preceding sentence, by delivery of a written irrevocable notice to the Transferring Member indicating the Other Member's exercise of its rights and specifying the amount of Units (up to the maximum amount of Units owned by the Other Member required to be purchased by the proposed transferee pursuant to the first sentence of this Section 7.3) it desires to sell. The Transferring Members shall be entitled under this Section 7.3 to transfer to the proposed transferee the amount of Units equal to the difference between the number referred to in this subsection (b) and the aggregate amount of Units set forth in the written notices, if any, delivered by the Other Member pursuant to the preceding sentence. If the proposed transferee fails to purchase Units from the Other Member that has properly exercised its tag-along rights, then the Transferring Member shall not be permitted to make the proposed Transfer, and any such attempted Transfer shall be void and of no effect.

       (c) If the Other Member exercises its rights under Section 7.3(a), the closing of the purchase of the Units with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Transferring Member's LLC Interests.

       (d) If Parent is the Transferring Member pursuant to Section 7.3(a)(ii) hereof and Parent fails to offer tag-along rights to the NBC Internet Holders in accordance with the terms of this Section 7.3, the NBC Internet Holders shall have the right to put to NBC, and NBC shall be obligated to purchase, all or any portion of the Interests of the NBC Internet Holders on the same terms and conditions that the NBC Internet Holders would have obtained if they had been afforded tag-along rights pursuant to this Section 7.3. In this event, NBC shall provide the NBC Internet Holders with written notice of the terms of such Transfer by Parent, and shall not record such Transfer by Parent in its stockholder register, unless it is able to provide, and actually does provide, such written notice to the NBC Internet Holders.

       7.4 DRAG ALONG RIGHTS. (a) If at any time prior to an Initial Public Offering, (i) NBC or any of its successors, assigns or Permitted Transferees owning, individually or collectively, a majority of the membership interests (the "MAJORITY MEMBERS") enter into an agreement to consummate a transaction constituting a sale of all of their Units to a Person other than NBC, any of its successors, assigns or Permitted Transferees or any of their respective Affiliates or (ii) Parent proposes to make a direct sale of a majority of the capital stock of NBC (the transactions described in (i) or (ii) above being hereinafter referred to as a "THIRD-PARTY SALE"), then upon the written demand of the Majority Members, in the case of the transactions described in subparagraph (i) above, or Parent, in the case of the transactions described in subparagraph (ii) above, the remaining Members shall agree to sell their Units in the Third Party Sale on the same terms and conditions as agreed to by the Majority Members, in the case of the transactions described in subparagraph (i) above, or Parent, in the case of the transactions described in subparagraph (ii) above (other than with respect to obligations relating to the conduct of the CNBC.com Business), and each Member shall consent to and raise no objections to the proposed transaction and will take all other actions necessary or desirable to cause the consummation of such Third-Party Sale on the terms proposed by the Majority Members or Parent, as applicable. Such actions shall include voting all LLC Interests in favor of any action of the LLC relating to such Third-Party Sale.

       (b) The drag along rights provided by this Section 7.4 must be exercised by the Majority Member at least 15 days prior to the consummation of a Third-Party Sale by delivery of a written irrevocable notice to the remaining Members indicating the Majority Members' exercise of their rights.

       7.5 CONVERSION TO CORPORATE FORM, MERGER, CONSOLIDATION OR REORGANIZATION. (a) In the event that the Board of Managers shall determine that the business of the LLC should be conducted in the form of a corporation rather than a limited liability company or in the event of any merger, consolidation or reorganization of the LLC with any other entity, the Managers shall have the power to convert the LLC into a corporation pursuant to Section 265 of the Delaware General Corporation Law, or effect such merger, consolidation or reorganization, or take such other action as it may deem advisable in light of such changed conditions, including, without limitation, requiring each Member to Transfer its Interests and related Units to a newly formed corporation or creating one or more Subsidiaries of the LLC and contributing to such Subsidiaries any or all of the assets and liabilities of the LLC and distributing the capital stock of such Subsidiary or Subsidiaries pro rata to the Members in accordance with their respective Percentage Interests. Notwithstanding the provisions of
Section 9.2, in connection with any such conversion, merger, consolidation or reorganization of the LLC, the Members shall receive, in exchange for their Interests and related Units, shares of capital stock of such corporation or other entity or its Subsidiaries in proportion to their Percentage Interests, subject in each case to modifications to the provisions of Section 6.1 to conform to the provisions relating to actions of shareholders and a board of directors set forth in the Delaware General Corporation Law. At the time of such conversion, merger, consolidation or reorganization, the Members shall enter into a shareholders agreement providing for (i) rights substantially equivalent to the rights of the Members set forth in this Agreement and (ii) restrictions on transfer and tag-along and drag-along rights set forth in Sections 7.1 through 7.4 hereof; provided that such restrictions shall not apply to sales in an Initial Public Offering or in another broadly disseminated public offering.

       (b) Prior to taking such action to incorporate the LLC, the Managers shall submit to the Members, and the Members agree to approve in the form approved by the Board of Managers, the proposed forms of a certificate or articles of incorporation, by-laws, stockholders' agreement and any other governing documents proposed to be established for such corporation and its Subsidiaries, if any. In addition, each of the Members agrees to take all action necessary with respect to their Units and Interests in order to approve any conversion to corporate form in accordance with this Section 7.5.


       (c) The Members hereby acknowledge that the NBC Holders may grant themselves any registration rights that they deem appropriate, and, in the event that the NBC Holders or any third party is granted any registration rights, the NBC Internet Holders will receive customary piggyback registration rights in connection therewith.

       7.6 REPURCHASE AND REDEMPTION. Any repurchase or redemption by the LLC of LLC Interests held by the NBC Internet Holders, other than a repurchase or redemption on a pro rata basis with the NBC Holders, will require the approval of a majority of the NBC Internet Holders.

                                    ARTICLE VIII

                      BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

       8.1 BOOKS AND RECORDS; AUDIT. The LLC shall cause books and records of the LLC to be maintained in accordance with generally accepted accounting principles, and shall give reports to the Members in accordance with prudent business practices and the Statute. The Members shall have reasonable access to the books and records of the LLC during normal business hours. There shall be kept at the principal office of the LLC, as well as at the office of record of the LLC, if different, all information required to be maintained by the LLC pursuant to the Statute.

       8.2 ACCOUNTING. (a) Within 45 days after the end of each fiscal quarter and within 90 days after the close of each Fiscal Year of the LLC, the LLC shall cause to be prepared and submitted to each Member (i) the balance sheet as of the end of such period and a statement of income or loss and a statement of cash flows for such period and (ii) in the case of any Fiscal Year, an opinion of a nationally recognized accounting firm based upon their audit of the financial statements referred to in the preceding clause (i). Within 120 days after the end of each Fiscal Year, the LLC shall provide to the Members all information necessary for them to complete federal and state income tax returns.

       (b) For financial reporting purposes, the books and records of the LLC shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all transactions of the LLC and be appropriate and adequate for the purposes of the LLC.

       (c) To the extent permitted by the Code, the Regulations or other applicable law and regulations, the LLC may elect to use a method of accounting that permits accelerated deductions.

       8.3 BANK ACCOUNTS. The bank accounts of the LLC shall be maintained in such banking institutions as the Managers or the authorized Officers shall determine.

       8.4 TAX MATTERS. (a) NBC shall be designated as "Tax Matters Partner" (as defined in Code section 6231) (the "TAX MATTERS PARTNER"), to represent the LLC (at the LLC's expense) in connection with all examination of the LLC's affairs by tax authorities, including resulting judicial and administrative proceedings, and to expend LLC funds for professional services and costs associated therewith. In its capacity as Tax Matters Partner, the designated Person shall oversee the LLC tax affairs in the overall best interests of the LLC as he may reasonably determine.

       (b) The Tax Matters Partner on behalf of the LLC may make all elections for federal income tax purposes.

       (c) The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions of this Section 8.4 in reporting their shares of the LLC income and loss for income tax purposes.

                                    ARTICLE  IX

                             TERMINATION AND DISSOLUTION

       9.1 DISSOLUTION. (a) The LLC shall be dissolved upon the occurrence of:

              (i) the determination of the Board of Managers to dissolve the LLC; or

              (ii) the written approval to dissolve the LLC by Members holding a majority of the outstanding Units, provided that, except in the event of a dissolution pursuant to the dropping down of the LLC Assets to a C corporation and the subsequent distribution of the capital stock of the C corporation to the LLC Members, (a) for as long as NBC Internet and its Permitted Transferees hold in the aggregate at least 5% of the outstanding Units the approval of NBC Internet will also be required and (b) for as long as NBC and its Permitted Transferees hold in the aggregate at least 5% of the outstanding Units the approval of NBC will also be required; or

              (iii) the earlier of (a) the date upon which the LLC is terminated under the Statute, or any similar provision enacted in lieu thereof or (b) the LLC ceases to be a going concern.

Notwithstanding the foregoing, the withdrawal, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminated the Member's continued membership in the LLC shall not result in the dissolution of the LLC.

       (b) As soon as possible after the occurrence of any of the events specified in Section 9.1(a) above, the LLC shall make any filings required by the Statute and shall cease to carry on its business, except insofar as may be necessary for the winding-up of its business, but the LLC's separate existence shall continue until the certificate of cancellation of the Certificate of Formation has been filed with the Secretary of State or until a decree dissolving the LLC has been entered by a court of competent jurisdiction.

       9.2 DISTRIBUTION OF NET PROCEEDS. During the winding-up period, the Members shall continue to divide Net Profits and Losses and Available Cash Flow in the same manner and the same priorities as provided for in Articles IV and V hereof. The proceeds from the liquidation of Property shall be applied in the following order:

              (i) to the payment of creditors (including expenses of winding up and payments to any present or former Members who have made loans or advances to the LLC) in the order of priority as provided by law;

              (ii) to the Members in accordance with the positive balance in their respective Capital Accounts after adjustments for all allocations of Net Profits and Net Loss during the Fiscal Year in which dissolution of the LLC occurs. Notwithstanding the provisions of Section 4.1 of the Agreement, Net Profits and Net Loss of the LLC resulting from the sale or other disposition of all or substantially all of the LLC assets or otherwise associated with the liquidation of the LLC shall be allocated in a manner designed, to the extent possible, to cause the Capital Account balance of each Member to equal the amount that would be distributed to such Member if all of the LLC Assets were distributed to the Members in accordance with their respective Percentage Interests at the time of the distribution.

       9.3 DISTRIBUTION OF PROPERTY. Distributions of LLC assets other than cash pursuant to Section 9.2 shall be treated as a distribution of cash equal to the fair market value of the Property as of the date of distribution, less any liabilities to which the Property is subject or which the distributee Member assumes upon distribution. Capital Accounts will be credited with a deemed allocable share of gain or loss upon distribution pursuant to Section 4.1 hereof. The amount of the deemed gain shall equal the difference between the fair market value of the Property distributed and the adjusted tax basis of the Property as determined for federal income tax purposes.

                                     ARTICLE  X

                                   INDEMNIFICATION

       10.1 INDEMNIFICATION OF THE MEMBERS. The LLC shall indemnify and hold harmless the Managers, the Officers, the Members, their Affiliates and their respective officers, directors, employees and agents and the heirs, executors, successors and assigns of each of the foregoing (individually, an "INDEMNITEE") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or in connection with the business of the LLC, regardless of whether the Indemnitee continues to be an Officer, a Member, an Affiliate, or an officer, director, employee or agent of the Member at the time any such liability or expense is paid or incurred, to the fullest extent permitted by the Statute and all other applicable laws; provided, that an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee's conduct did not constitute bad faith, willful misconduct, gross negligence or a material breach of this Agreement. The termination of any proceeding by settlement, judgment, order, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such Indemnitee's conduct constituted bad faith, willful misconduct, gross negligence or a material breach of this Agreement. The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnitee's successors, assigns and legal representatives. The provisions of this Article X shall in no way alter, amend or limit the indemnification obligations of the Members under the Contribution Agreement.

       10.2 EXPENSES. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Section 10.1 shall, from time to time, be advanced by the LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the LLC of an undertaking reasonably acceptable in form and substance to the Board of Managers by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 10.1.

       10.3 INDEMNIFICATION RIGHTS NON-EXCLUSIVE. The Indemnification provided by Section 10.1 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, vote of the Members holding Interests, as a matter of law or equity or otherwise, both as to action in the Indemnitee's capacity as a Member, as an Affiliate or as an officer, director, employee or agent of a Member and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

       10.4 ASSETS OF THE LLC. Any indemnification under Section 10.1 shall be satisfied solely out of the assets of the LLC. No Member shall be subject to personal liability or required to fund or cause to be funded any obligation by reason of these indemnification provisions.

                                    ARTICLE  XI

                               MISCELLANEOUS PROVISIONS

       11.1   INTEGRATION; AMENDMENTS.   This Agreement contains the entire
agreement of the Members, and supersedes all prior written and oral agreement's understandings and negotiations, with regard to the matters contained herein.

       11.2 AMENDMENTS. This Agreement may be adopted, altered, amended or repealed and a new limited liability company agreement may be adopted by the Members who hold, in the aggregate, a majority of the outstanding Units; provided that any such amendment shall require the approval of the holders of a majority of the Units owned by the NBC Internet Holders if such action would (i) result in any Units issued to NBC Internet on the date hereof being entitled to different distributions than any Unit held by NBC on the date hereof, (ii) materially and adversely affect the rights of an NBC Internet Holder (it being understood that the issuance of additional Units in accordance with the terms of this Agreement shall not be deemed to adversely affect such rights).

       11.3 SURVIVAL; BINDING EFFECT. Each Member's respective rights and obligations hereunder may not be assigned, transferred, pledged, or encumbered, in any manner, direct or indirect, contingent or otherwise, in whole or in part, voluntarily, without the prior written consent of the other Members, except to their Affiliates, provided that no such assignment will relieve the assigning party of any of its obligations hereunder, and provided further that the foregoing restriction shall not apply to any assignment by operation of law to any successor Person in any merger or consolidation.
This Agreement shall be binding upon, and inure to the benefit of, all the parties and their respective successors, legal representatives and assigns permitted in accordance with this Section 11.3.

       11.4 SEVERABILITY. In the event any Section, or any sentence within any Section, is declared by a court of competent jurisdiction to be void or unenforceable, such sentence or Section shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in full force and effect.

       11.5   NOTIFICATION OR NOTICES.  Except for notices to be given under
Article VI for purposes of meetings of Members, any notice in connection with this Agreement shall be in writing and shall be delivered by air courier or by facsimile at the addresses or facsimile numbers given below. If notice is given by: (a) air courier, notice shall be deemed given when recorded on the records on the air courier as received by the receiving party; or (b) facsimile, notice shall be deemed given upon transmission, if on a business day and during business hours in the country of receipt and a hard copy is mailed also to the recipient; otherwise, notice shall be deemed to have been given at 9:00 A.M. on the next Business Day in the country of receipt.

              If to NBC:

                     National Broadcasting Company, Inc.
                     30 Rockefeller Plaza
                     New York, New York 10112
                     Attn.:  Martin Yudkovitz, President, NBC Interactive Media
                     Facsimile:  (212) 664-5561

                     with a copy to:

                     National Broadcasting Company, Inc.
                     30 Rockefeller Plaza
                     New York, New York 10112
                     Attn.: Vice President, Law, Corporate Transactions Group
                     Facsimile:  (212) 977-7165

              If to NBC Internet:

                     NBC Internet, Inc.
                     300 Montgomery Street, Suite 300
                     San Francisco, CA  94104
                     Attention:  President
                     Facsimile:  (415) 288-2578

If to any other Member, to the address set forth for such Member on the books and records of the LLC.

       11.6 SECTION HEADINGS. The captions of the Articles or Sections in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any of the provisions hereof, shall not be deemed part of this Agreement and shall not be used in construing or interpreting this Agreement.

       11.7 GOVERNING LAW; SUBMISSION TO JURISDICTION: WAIVER OF JURY TRIAL . THIS AGREEMENT AND ALL COLLATERAL MATTERS RELATING HERETO SHALL BE CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW

YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. In addition, each of the parties hereby irrevocably and unconditionally:

              (i) submits for itself and its property in any legal action or proceeding relating to this agreement, to the non-exclusive general jurisdiction of the Courts of the State of New York in New York County, the Courts of the United States of America for the Southern District of New York in New York County, and appellate courts from any thereof;

              (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

              (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in
       Section 11.5 or at such other address of which the other party shall have been notified pursuant thereto;

              (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in paragraph (i) hereof is not available despite the intentions of the parties hereto; and

              (v) waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement, or any other instrument or document delivered pursuant hereto, or any other claim or dispute howsoever arising, to which the parties are party. This waiver is informed and freely made.

       11.8 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

       11.9 FURTHER ACTIONS. Each of the Members agrees to execute, acknowledge and deliver such additional documents, and take such further actions, as may reasonably be required from time to time to carry out each of the provisions, and the intent, of this Agreement, and every agreement or document relating hereto, or entered into in connection herewith.

       11.10 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

       11.11  PARTITION.   The Members agree that the Property that the LLC
may own or have an interest in is not suitable for partition. Each of the Members hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any Property the LLC may at any time have an interest in.

       11.12  THIRD PARTY BENEFICIARIES.   There are no third party
beneficiaries of this Agreement except any Persons as may be entitled to the benefits of Section 10.1 hereof.

       11.13 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

    IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement as of the date first written above.

                                             CNBC.com HOLDING, INC.


                                             By /s/ Pamela Thomas-Graham
                                               ------------------------------
                                             Name:  Pamela Thomas-Graham
                                             Title: President and CEO


                                             NBC INTERNET, INC.



                                             By /s/ Chris Kitze
                                               ------------------------------
                                             Name:  Chris Kitze
                                             Title: CEO

                                    Schedule 1.1
                        Percentage Interests of the Members


NBC Internet, Inc.                                             10%

CNBC.com Holding, Inc.                                         90%